EXHIBIT 23.1

CONSENT OF HEIN & ASSOCIATES LLP

INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100453) of our report dated February 15, 2005 with respect to the consolidated financial statements of Quotemedia, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.

/s/ Hein & Associates LLP

Phoenix, Arizona

March 29, 2005